Exhibit 10.2

COMARCO, INC.

2011 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

You (the “Participant”) are hereby awarded Restricted Stock Units (the “Award”) subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (“the Award Agreement”) and in the Comarco, Inc. 2011 Equity Incentive Plan (the “Plan”). By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Committee and shall be final, conclusive and binding on all parties, including you and your successors in interest. All terms herein that begin with initial capital letters and not herein defined have the same meaning defined in the Plan, unless the context clearly requires otherwise.

1. Specific Terms. Certain terms of your Award are as follows:

Name of Participant
Number of Restricted Share Units Subject to Award
Grant Date

2. Vesting. Your Award shall vest and become non-forfeitable on ____.

Your right to receive shares pursuant to this Award terminates upon ____________.

Notwithstanding the above, the vesting of your Award shall Accelerate with respect to any previously non-vested shares of Stock and become fully vested and non-forfeitable immediately prior to the consummation of an Acquisition or upon such other circumstances that the Board may determine in its sole discretion. If your Award (or any portion thereof) does not become vested and non-forfeitable pursuant to this paragraph 2, then the Award (or such portion which has not vested) shall be forfeited.

3. Dividends. At the discretion of the Committee, pursuant to Section 7.4 (b) of the Plan you may be entitled to receive payments equivalent to any dividends declared with respect to shares of Stock underlying your Restricted Stock Units between the Grant Date and the date such shares are delivered to you, but only following the vesting of such shares.

4. Satisfaction of Vesting Restrictions. No shares of Stock will be issued before you complete the requirements that are necessary for you to vest in the shares underlying your Restricted Stock Units. As soon as practicable after the date on which your Award vests in whole or in part, but no later than the 15th day of the third month following the calendar year in which vesting occurs, the Company will issue to you, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one share of Stock for each vested Restricted Stock Unit. Fractional shares will not be issued, and cash shall be paid in lieu thereof. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

5. Severability. Every provision of this Award Agreement is intended to be severable, and if any provision of this Award Agreement is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

6. Notices. Any notice or communication required or permitted to be given by any provision of this Award Agreement to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

7. Binding Effect. Every provision of this Award Agreement shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and permitted assigns. Transferability and assignability of this Award and Award Agreement are limited as provided for in Section 6.4 of the Plan.

8. Headings. Headings shall be ignored in interpreting this Award Agreement.

9. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

10. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control. Nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Company to nominate you as a director or otherwise support your continued service as a director.

11. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any federal, state, province, local or foreign taxes that may arise in connection with this Award Agreement (including any taxes arising under Sections 409A or 4999 of the Code), except to the extent otherwise specifically provided in a written agreement with the Company. As a condition to the issuance of shares of Stock pursuant to this Award Agreement and the Plan, you (or in the case of your death, the person who succeeds to your rights) or your permitted transferees or permitted assigns shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, province, local or foreign withholding tax obligations that may arise in connection with the issuance of the shares of Stock. The Company shall not be required to issue any shares until such obligations are satisfied. Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent you from incurring them or to mitigate or protect you from any such tax liabilities.

[signature page follows]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Stock Units are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

COMARCO, INC.

By:
Name:
Title:

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant: